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                        [Form of Change in Control Agreement
                        with John Castro and Rick Atterbury]






Effective May 28, 1998


[Name and Address of Executive]

Dear [Executive]:

     The Board considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its stockholders. In this connection, the Board recognizes that the possibility of a Change in Control may raise uncertainty and questions among management which may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders.

     Accordingly, the Board has determined that appropriate steps should be taken to minimize the risk that Company executive management will depart prior to a Change in Control, thereby leaving the Company without adequate executive management personnel during such a critical period, and to reinforce and encourage the continued attention and dedication of members of the Company's executive management to their assigned duties without distraction in circumstances arising from the possibility of a Change in Control.

     The Board recognizes that continuance of your position with the Company involves a substantial commitment to the Company in terms of your personal life and professional career and the possibility of foregoing present and future career opportunities, for which the Company receives substantial benefits. Therefore, to induce you to remain in the employ of the Company, this Agreement, which has been approved by the Board, sets forth the benefits that the Company agrees will be provided to you in the event your employment with the Company is terminated in connection with a Change in Control under the circumstances described below.

     1. DEFINITIONS. The following terms have the meaning set forth below unless the context clearly requires otherwise. Terms defined elsewhere in this Agreement have the same meaning throughout this Agreement.

               (a) "AFFILIATE" means (i) any corporation at least a majority of whose outstanding securities ordinarily having the right to vote at elections of directors is owned directly or indirectly by the Parent Corporation or (ii) any other form of business entity in which the Parent Corporation, by virtue of a direct or indirect ownership interest, has the right to elect a majority of the members of such entity's governing body.

               (b) "AGREEMENT" means this letter agreement as amended, extended or renewed from time to time in accordance with its terms.

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               (c)  "BASE PAY" means your annual base salary from the Company at the rate in effect immediately prior to a Change in Control or at the time Notice of Termination is given, whichever is greater. Base Pay includes only regular cash salary and is determined before any reduction for deferrals pursuant to any nonqualified deferred compensation plan or arrangement, qualified cash or deferred arrangement or cafeteria plan.

               (d)  "BENEFIT PLAN" means any

                    (i) employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended;

                    (ii)  cafeteria plan described in Code Section 125;

                    (iii) plan, policy or practice providing for paid vacation, other paid time off or short-or long-term profit sharing, bonus or incentive payments; or

                    (iv) stock option, stock purchase, restricted stock, phantom stock, stock appreciation right or other equity-based compensation plan with respect to the securities of any Affiliate made available to employees of the Company generally or any group of employees or you in particular.

               (e) "BOARD" means the board of directors of the Parent Corporation duly qualified and acting at the time in question. On and after the date of a Change in Control, any duty of the Board in connection with this Agreement is nondelegable and any attempt by the Board to delegate any such duty is ineffective.

               (f)  "CAUSE" means:

                    (i)   your gross misconduct;

                    (ii) your willful and continued failure to perform substantially your duties with the Company (other than any such failure (1) resulting from your incapacity due to bodily injury or physical or mental illness or (2) relating to changes in your duties after a Change in Control which constitute Good Reason) after a demand for substantial performance is delivered to you by the chair of the Board which specifically identifies the manner in which you have not substantially performed your duties and provides for a reasonable period of time within which you may take corrective actions; or

                    (iii) your conviction (including a plea of nolo contendere)
               of willfully engaging in illegal conduct constituting a felony or gross misdemeanor under federal or state law which is materially and demonstrably injurious to the Company or which impairs your ability to perform substantially your duties for the Company.

          An act or failure to act will be considered "gross or willful" for this purpose only if done, or omitted to be done, by you in bad faith and without reasonable belief that it was in, or not opposed to, the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board (or a committee thereof) or based upon the advice of counsel for the Company will be conclusively presumed to be done, or omitted to

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          be done, by you in good faith and in the best interests of the
          Company. It is also expressly understood that your attention to matters not directly related to the business of the Company will not provide a basis for termination for Cause so long as the Board did not expressly disapprove in writing of your engagement in such activities either before or within a reasonable period of time after the Board knew or could reasonably have known that you engaged in those activities. Notwithstanding the foregoing, you may not be terminated for Cause unless and until there has been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of the conduct set forth above in clauses (i), (ii) or (iii) of this definition and specifying the particulars thereof in detail.

               (g)  "CHANGE IN CONTROL" means any of the following:

                    (i) the sale, lease, exchange or other transfer, directly or indirectly, of substantially all of the assets of the Parent Corporation, in one transaction or in a series of related transactions, to any Person;

                    (ii) any Person, other than a "bona fide underwriter," becomes, after the date of this Agreement, the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 20 percent or more of the combined voting power of the Parent Corporation's outstanding securities ordinarily having the right to vote at elections of directors;

                    (iii) a merger or consolidation to which the Parent Corporation is a party if the stockholders of the Parent Corporation immediately prior to the effective date of such merger or consolidation have, solely on account of ownership of securities of the Parent Corporation at such time, "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act) immediately following the effective date of such merger or consolidation of securities of the surviving corporation representing less than 80 percent of the combined voting power of the surviving corporation's then outstanding securities ordinarily having the right to vote at elections of directors;

                    (iv) the continuity directors cease for any reason to constitute at least a majority of the Board; or

                    (v) a change in control of a nature that is determined by outside legal counsel to the Parent Corporation, in a written opinion specifically referencing this provision of the Agreement, to be required to be reported (assuming such event has not been "previously reported") pursuant to Section 13 or 15(d) of the Exchange Act, whether or not the Parent Corporation is then subject to such reporting requirement.

          For purposes of this Section 1(g), a "continuity director" means any individual who is a member of the Board on May 28, 1998, while he or she is a member of the Board, and any individual who subsequently becomes a member of the Board whose election or nomination for election by the Parent Corporation's stockholders was approved by a vote of at least a majority of the directors who are continuity directors (either by a specific vote or by approval of the proxy statement of the Parent Corporation in which such individual is named as a nominee for director without objection to such nomination). For example, if a majority of the 10 individuals

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     constituting the Board on May 28, 1998 approved a proxy statement in which six different individuals were nominated to replace six of the individuals who were members of the Board on May 28, 1998, upon their election by the Parent Corporation's stockholders, the six newly elected directors would join the four directors who were members of the Board on May 28, 1998 as continuity directors. Similarly, if a majority of those 10 directors approved a proxy statement in which four different individuals were nominated to replace the four remaining directors who were members of the Board on May 28, 1998, upon their election by the Parent Corporation's stockholders, the four newly elected directors would also become, along with the other six directors, continuity directors. Individuals subsequently joining the Board could become continuity directors under the principles reflected in this example.

          For purposes of this Section 1(g), a "bona fide underwriter" means a Person engaged in business as an underwriter of securities that acquires securities of the Parent Corporation through such Person's participation in good faith in a firm commitment underwriting until the expiration of 40 days after the date of such acquisition.

               (h) "CODE" means the Internal Revenue Code of 1986, as amended. Any reference to a specific provision of the Code includes a reference to such provision as it may be amended from time to time and to any successor provision.

               (i) "COMPANY" means the Parent Corporation, any Successor and any Affiliate.

               (j) "DATE OF TERMINATION" following a Change in Control (or prior to a Change in Control if your termination was either a condition of the Change in Control or was at the request or insistence of any Person related to the Change in Control) means:

                    (i) if your employment is to be terminated by you for Good Reason, the date specified in the Notice of Termination which in no event may be a date more than 15 days after the date on which Notice of Termination is given unless the Company agrees in writing to a later date;

                    (ii) if your employment is to be terminated by the Company for Cause, the date specified in the Notice of Termination;

                    (iii) if your employment is terminated by reason of your death, the date of your death; or

                    (iv) if your employment is to be terminated by the Company for any reason other than Cause or your death, the date specified in the Notice of Termination, which in no event may be a date earlier than 15 days after the date on which a Notice of Termination is given, unless you expressly agree in writing to an earlier date.

          In the case of termination by the Company of your employment for Cause, if you have not previously expressly agreed in writing to the termination, then within the 30-day period after your receipt of the Notice of Termination, you may notify the Company that a dispute exists concerning the termination, in which event the Date of Termination will be the date set either by mutual written agreement of the parties or by the judge or arbitrators in a proceeding as provided in Section 11 of this Agreement. During the pendency of any such dispute, you will continue to make yourself available to provide services to the Company and the Company will continue to pay you your full compensation and benefits in effect immediately prior to the date on which the

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     Notice of Termination is given (without regard to any changes to such compensation or benefits that constitute Good Reason) and until the dispute is resolved in accordance with Section 11 of this Agreement. You will be entitled to retain the full amount of any such compensation and benefits without regard to the resolution of the dispute unless the judge or arbitrators decide(s) that your claim of a dispute was frivolous or advanced by you in bad faith.

               (k) "EMPLOYMENT AGREEMENT" means that certain Employment Agreement, dated as of [date of employment agreement], between the Parent Corporation and you, as amended.

               (l) "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended. Any reference to a specific provision of the Exchange Act or to any rule or regulation thereunder includes a reference to such provision as it may be amended from time to time and to any successor

               (m)  "GOOD REASON" means:

                    (i) a change in your title(s), status, position(s), authority, duties or responsibilities as an executive of the Company as in effect immediately prior to the Change in Control which, in your reasonable judgment, is material and adverse (other than, if applicable, any such change directly attributable to the fact that the Parent Corporation is no longer publicly owned); provided, however, that Good Reason does not include such a change that is remedied by the Company promptly after receipt of notice of such change is given by you;

                    (ii) a reduction by the Company in your Base Pay, or an adverse change in the form or timing of the payment thereof, as in effect immediately prior to the Change in Control or as thereafter increased;

                    (iii) the failure by the Company to cover you under Benefit Plans that, in the aggregate, provide substantially similar benefits to you and/or your family and dependents at a substantially similar total cost to you (e.g., premiums, deductibles, co-pays, out of pocket maximums, required contributions and the like) relative to the benefits and total costs under the Benefit Plans in which you (and/or your family or dependents) were participating at any time during the 90-day period immediately preceding the Change in Control;

                    (iv) the Company's requiring you to be based more than 30 miles from where your office is located immediately prior to the Change in Control, except for required travel on the Company's business, and then only to the extent substantially consistent with the business travel obligations which you undertook on behalf of the Company during the 90-day period immediately preceding the Change in Control (without regard to travel related to or in anticipation of the Change in Control);

                    (v) the failure by the Company to obtain from any Successor the assent to this Agreement contemplated by Section 5 of this Agreement;

                    (vi) any purported termination by the Company of your employment that is not properly effected pursuant to a Notice of Termination and pursuant to any other requirements of this Agreement, and, for purposes of this Agreement, no such purported termination will be effective; or

                    (vii) any refusal by the Company to continue to allow you to attend to matters or engage in activities not directly related to the business of the Company which, at any time prior to the Change in Control, you were not expressly prohibited in writing by the Board from attending to or engaging in.

          Your continued employment does not constitute consent to, or waiver of any rights arising in connection with, any circumstances constituting Good Reason. Your termination of employment for Good Reason as defined in this
     Section 1(m) will constitute Good Reason for all purposes of this Agreement notwithstanding that you may also thereby be deemed to have retired under any applicable benefit plan, policy or practice of the Company.

               (n) "NOTICE OF TERMINATION" means a written notice given on or after the date of a Change in Control (unless your termination before the date of the Change in Control was either a condition of the Change in Control or was at the request or insistence of any Person related to the Change in Control) which indicates the specific termination provision in this Agreement pursuant to which the notice is given. Any purported termination by the Company or by you for Good Reason on or after the date of a Change in Control (or before the date of a Change in Control if your termination was either a condition of the Change in Control or was at the request or insistence of any Person related to the Change in Control) must be communicated by written Notice of Termination to be effective; provided, that your failure to provide Notice of Termination will not limit any of your rights under this Agreement except to the extent the Company demonstrates that it suffered material actual damages by reason of such failure.

               (o) "PARENT CORPORATION" means Merrill Corporation and any Successor.

               (p) "PERSON" means any individual, corporation partnership, group, association or other "person," as such term is used in Section 13(d) or Section 14(d) of the Exchange Act, other than the Parent Corporation, any Affiliate or any benefit plan(s) sponsored by the Parent Corporation or an Affiliate.

               (q) "SUCCESSOR" means any Person that succeeds to, or has the practical ability to control (either immediately or solely with the passage of time), the Parent Corporation's business directly, by merger, consolidation or other form of business combination, or indirectly, by purchase of the Parent Corporation's outstanding securities ordinarily having the right to vote at the election of directors or all or substantially all of its assets or otherwise.

          2. TERM OF AGREEMENT. This Agreement is effective immediately and will continue in effect until January 1, 2000; provided, however, that commencing on January 1, 2000 and each January 1 thereafter, the term of this Agreement will automatically be extended for 12 additional months beyond the expiration date otherwise then in effect, unless at least 90 calendar days prior to any such January 1, the Company or you has given notice that this Agreement will not be extended; and, provided, further, that if a Change in Control has occurred during the term of this Agreement, this Agreement will continue in effect beyond the termination date then in effect for a period of 24 months following the month during which the Change in Control occurs or, if later, until the date on which the Company's obligations to you arising under or in connection with this Agreement have been satisfied in full.

          3. BENEFITS UPON A CHANGE IN CONTROL TERMINATION. You will become entitled to the benefits described in this Section 3 if and only if (i) the Company terminates your employment for any reason other than your death or Cause, or you terminate your employment with the Company for Good Reason and
(ii) the termination occurs either within the period beginning on the date of a Change in Control and ending on the last day of the twenty-fourth month that begins after the month during which the Change in Control occurs or prior to a Change in Control if your termination was either a condition of the Change in Control or was at the request or insistence of a Person related to the Change in Control.

               (a) CASH PAYMENT. Not more than five business days following the Date of Termination, or, if later, not more than five business days following the date of the Change in Control, the Company will make a lump-sum cash payment to you in an amount equal to three times the sum of (i) your Base Pay plus (ii) your target cash bonus for the year during which the Change in Control occurs or the average of your cash bonus for the three fiscal years ending immediately prior to the Change in Control, whichever is greater. This payment is in lieu of any other cash bonus payment to which you may otherwise be entitled under any bonus plan for any period ending after your Date of Termination. Cash bonus payments relating to any period ending on or before your Date of Termination will be paid to you in accordance with the terms of the bonus plan.

               (b) HEALTH BENEFITS. During the period beginning on your Date of Termination and ending on the last day of the thirty-sixth month that begins after your Date of Termination, the Company will provide, or arrange to provide, medical, dental and vision benefits (excluding premium conversion or flexible spending accounts under any cafeteria plan) to you (and your family members and dependents who were eligible to be covered at any time during the 90-day period immediately prior to the date of a Change in Control for the period after the Change in Control in which such family members and dependents would otherwise continue to be covered under the terms of the applicable Benefit Plan in effect immediately prior to the Change in Control) under the same terms and at the same cost to you and your family members and dependents as similarly situated individuals who continue to be employed by the Company (without regard to any reduction in such benefits that constitutes Good Reason). To the extent you incur a tax liability (including federal, state and local taxes and any interest and penalties with respect thereto) in connection with a benefit provided pursuant to this Section 3(b) which you would not have incurred had you been an active employee of the Company participating in the Company's group health plan, the Company will make a payment to you in an amount equal to such tax liability plus an additional amount sufficient to permit you to retain a net amount after all taxes (including penalties and interest) equal to the initial tax liability in connection with the benefit. For purposes of applying the foregoing, your tax rate will be deemed to be the highest statutory marginal state and federal tax rate (on a combined basis) then in effect. The payment pursuant to this Section 3(b) will be made within 10 days after your remittal of a written request for payment accompanied by a statement indicating the basis for and amount of the liability.

               (c) SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN. The Company will cause your account balance under the Merrill Corporation Supplemental Executive Retirement Plan to become fully vested and nonforfeitable effective as of the Date of Termination and at all times thereafter. In addition, the Company will cause any distribution to which you are entitled under the Merrill Corporation Supplemental Executive Retirement Plan to be made without regard to any provision of the Plan that permits your distribution to be deferred to the extent necessary to ensure that no part of the distribution is nondeductible pursuant to Code Section 162(m).

               (d) GROSS-UP PAYMENTS. Following a Change in Control, the Company will cause its independent auditors promptly to review, at the Company's sole expense, the applicability of Code Section 4999 to any payment or distribution of any type by the Company to or for your benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, any Benefit Plan or otherwise (the "Total Payments"). If the auditor determines that the Total Payments result in an excise tax imposed by Code Section 4999 or any comparable state or local law or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the "Excise
     Tax"), the Company will make an additional cash payment (a "Gross-Up Payment") to you within 10 days after such determination equal to an amount such that after payment by you of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, you would retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments. For purposes of the foregoing determination, your tax rate will be deemed to be the highest statutory marginal state and federal tax rate (on a combined basis) then in effect. If no determination by the Company's auditors is made prior to the time you are required to file a tax return reflecting the Total Payments, you will be entitled to receive from the Company a Gross-Up Payment calculated on the basis of the Excise Tax you reported in such tax return, within 10 days after the later of the date on which you file such tax return or the date on which you provide a copy thereof to the Company. In all events, if any tax authority determines that a greater Excise Tax should be imposed upon the Total Payments than is determined by the Company's independent auditors or reflected in your tax return pursuant to this Section 3(d), you will be entitled to receive from the Company the full Gross-Up Payment calculated on the basis of the amount of Excise Tax determined to be payable by such tax authority within 10 days after you notify the Company of such determination. If any other Benefit Plan or other plan, policy or practice of the Company or any other agreement between you and the Company (an "Other Arrangement") specifically provides that benefits thereunder will be reduced or limited so that such benefits or the Total Payments will not result in the imposition of an excise tax pursuant to Code Section 4999, the reduction or limitation will apply, to the extent provided in the Other Arrangement, solely to the benefits provided pursuant to the Other Arrangement as if the benefits under the Other Arrangement constituted the entire Total Payments, and such reduction or limitation will not otherwise reduce or limit the actual Total Payments.

     If any benefits are provided pursuant to this section, such benefits will be in lieu of the benefits described in Section 8 of the Employment Agreement.

     If, on or after the date of a Change in Control, an Affiliate is sold, merged, transferred or in any other manner or for any other reason ceases to be an Affiliate or all or any portion of the business or assets of an Affiliate are sold, transferred or otherwise disposed of and the acquiror is not the Parent Corporation or an Affiliate (a "Disposition"), and you remain or become employed by the acquiror or an affiliate of the acquiror (as defined in this Agreement but substituting "acquiror" for "Parent Corporation") in connection with the Disposition, you will be deemed to have terminated employment on the effective date of the Disposition for purposes of this Section 3 unless (x) the acquiror and its affiliates jointly and severally expressly assume and agree, in a manner that is enforceable by you, to perform the obligations of this Agreement to the same extent that the Company would be required to perform if the Disposition had not occurred and (y) the Successor guarantees, in a manner that is enforceable by you, payment and performance by the acquiror.

          4. INDEMNIFICATION. Following a Change in Control, the Company will indemnify and advance expenses to you for damages, costs and expenses (including, without limitation, judgments, fines, penalties, settlements and reasonable fees and expenses of your counsel) incurred in connection with all matters, events and transactions relating to your service to or status with the Company or any other corporation, employee benefit plan or other entity with whom you served at the request of the Company to the extent that the Company would have been required to do so under applicable law, corporate articles, bylaws or agreements or instruments of any nature with or covering you, as in effect immediately prior to the Change in Control and to any further extent as may be determined or agreed upon following the Change in Control.

          5. SUCCESSORS. The Parent Corporation will seek to have any Successor, by agreement in form and substance satisfactory to you, assent to the fulfillment by the Company of the Company's obligations under this Agreement. Failure of the Parent Corporation to obtain such assent at least three business days prior to the time a Person becomes a Successor (or where the Parent Corporation does not have at least three business days' advance notice that a Person may become a Successor, within one business day after having notice that such Person may become or has become a Successor) will constitute Good Reason for termination by you of your employment. The date on which any such succession becomes effective will be deemed the Date of Termination, and Notice of Termination will be deemed to have been given on that date. A Successor has no rights, authority or power with respect to this Agreement prior to a Change in Control.

          6. BINDING AGREEMENT. This Agreement inures to the benefit of, and is enforceable by, you, your personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you die while any amount would still be payable to you under this Agreement if you had continued to live, all such amounts, unless otherwise provided in this Agreement, will be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there be no such designee, to your estate.

          7. NO MITIGATION. You will not be required to mitigate the amount of any benefits the Company becomes obligated to provide to you in connection with this Agreement by seeking other employment or otherwise. The benefits to be provided to you in connection with this Agreement may not be reduced, offset or subject to recovery by the Company by any benefits you may receive from other employment or otherwise.

          8. NO SETOFF. The Company has no right to setoff benefits owed to you under this Agreement against amounts owed or claimed to be owed by you to the Company under this Agreement or otherwise.

          9. TAXES. All benefits to be provided to you in connection with this Agreement will be subject to required withholding of federal, state and local income, excise and employment-related taxes. The Company's good faith determination with respect to its obligation to withhold such taxes relieves it of any obligation that such amounts should have been paid to you.

          10. NOTICES. For the purposes of this Agreement, notices and all other communications provided for in, or required under, this Agreement must be in writing and will be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid and addressed to each party's respective address set forth on the first page of this Agreement (provided that all notices to the Company must be directed to the attention of the chair of the Board), or to such other address as either party may have furnished to the other in writing in accordance with these provisions, except that notice of change of address will be effective only upon receipt.

          11. DISPUTES. If you so elect, any dispute, controversy or claim arising under or in connection with this Agreement will be settled exclusively by binding arbitration administered by the American Arbitration Association in Minneapolis, Minnesota in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect; provided that you may seek specific performance of your right to receive benefits until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement. Judgment may be entered on the arbitrator's award in any court having jurisdiction. If any dispute, controversy or claim for damages arising under or in connection with this Agreement is settled by arbitration, the Company will pay, or if elected by you, reimburse, all fees, costs and expenses incurred by you related to such arbitration unless the arbitrators decide that your claim was frivolous or advanced by you in bad faith. If you do not elect arbitration, you may pursue all available legal remedies. The Company will pay, or if elected by you, reimburse you for, all fees, costs and expenses incurred by you in connection with any actual, threatened or contemplated litigation relating to this Agreement to which you are or reasonably expect to become a party, whether or not initiated by you, if you are successful in recovering any benefit under this Agreement as a result of such action. The parties agree that any litigation arising under or in connection with this Agreement must be brought in a court of competent jurisdiction in the State of Minnesota, and hereby consent to the exclusive jurisdiction of said courts for this purpose and agree not to assert that such courts are an inconvenient forum.
The Company will not assert in any dispute or controversy with you arising under or in connection with this Agreement your failure to exhaust administrative remedies.

          12.  RELATED AGREEMENTS.

               (a) EMPLOYMENT AGREEMENT. The provisions of this Agreement supersede the provisions of Section 8 of the Employment Agreement except for the provisions of Section 8.5 of the Employment Agreement. This Agreement will not otherwise control or supersede the Employment Agreement.

               (b) OTHER ARRANGEMENTS. To the extent that any provision of any Benefit Plan or other benefit plan, policy, practice or agreement between the Company or any Affiliate and you other than the Employment Agreement (an "Other Arrangement") limits, qualifies or is inconsistent with any provision of this Agreement, then for purposes of this Agreement, while such Other Arrangement remains in force, the provision of this Agreement will control and such provision of such Other Arrangement will be deemed to have been superseded, and to be of no force or effect, as if such Other Arrangement had been formally amended to the extent necessary to accomplish such purpose. Nothing in this Agreement prevents or limits your continuing or future participation in any Other Arrangement for which you may qualify, and nothing in this Agreement limits or otherwise affects the rights you may have under any Other Arrangement. Amounts that are vested benefits or which you are otherwise entitled to receive under any Other Arrangement at or subsequent to the Date of Termination will be payable in accordance with such Other Arrangement.

          13. NO EMPLOYMENT OR SERVICE CONTRACT. Nothing in this Agreement is intended to provide you with any right to continue in the employ of the Company for any period of specific duration or interfere with or otherwise restrict in any way your rights or the rights of the Company, which rights are governed by the Employment Agreement.

          14. PAYMENT; ASSIGNMENT. Benefits payable under this Agreement will be paid only from the general assets of the Company. No person has any right to or interest in any specific assets of the Company by reason of this Agreement. To the extent benefits under this Agreement are not paid when due to any individual, he or she is a general unsecured creditor of the Company with respect to any amounts due. Benefits payable pursuant to this Agreement and the right to receive future benefits may not be anticipated, alienated, sold, transferred, assigned, pledged, encumbered or subject to any charge.

          15. SURVIVAL. The respective obligations of, and benefits afforded to, the Company and you which by their express terms or clear intent survive termination of your employment with the Company or termination of this Agreement, as the case may be, will survive termination of your employment with the Company or termination of this Agreement, as the case may be, and will remain in full force and effect according to their terms.

          16. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in a writing signed by you and a duly authorized officer of the Parent Corporation. No waiver by any party to this Agreement at any time of any breach by another party to this Agreement of, or of compliance with any condition or provision of this Agreement to be performed by such party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter to this Agreement have been made by any party which are not expressly set forth in this Agreement.
This Agreement and the legal relations among the parties as to all matters, including, without limitation, matters of validity, interpretation, construction, performance and remedies, will be governed by and construed exclusively in accordance with the internal laws of the State of Minnesota (without regard to the conflict of laws principles of any jurisdiction). Headings are for purposes of convenience only and do not constitute a part of this Agreement. The parties to this Agreement agree to perform, or cause to be performed, such further acts and deeds and to execute and deliver or cause to be executed and delivered, such additional or supplemental documents or instruments as may be reasonably required by the other party to carry into effect the intent and purpose of this Agreement. The invalidity or unenforceability of all or any part of any provision of this Agreement will not affect the validity or enforceability of the remainder of such provision or of any other provision of this Agreement, which will remain in full force and effect. This Agreement may be executed in several counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same instrument.

     If this letter correctly sets forth our agreement on the subject matter discussed above, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.



                                            MERRILL CORPORATION


                                            By:
                                               ----------------------------


                                            -------------------------------
                                            [Executive]